EXHIBIT 99.1

[CHART INDUSTRIES, INC. LETTERHEAD]

Chart Industries Consolidates Senior Management Positions

CLEVELAND, OH—July 2, 2002—Chart Industries, Inc. (NYSE: CTI) today announced that it has eliminated the separate position of President and Chief Operating Officer. Arthur S. Holmes, Chairman and Chief Executive Officer, will assume these additional responsibilities from James R. Sadowski, who will be leaving Chart to pursue new opportunities.

“Jim has made many positive contributions to Chart and we wish him well in his new endeavors. Our decision to consolidate senior management positions was a difficult one, but it reflects our commitment to carrying out our restructuring plans at every level of the Company,” said Mr. Holmes.

Mr. Holmes further stated: “This management consolidation represents another step in Chart’s continuing efforts to restructure and streamline its organization. We anticipate further significant changes in the next several months as we pursue plans to eliminate excess capacity, reduce operating and support costs and make our organization more efficient. We are in the process of finalizing our restructuring plans and will then pursue the necessary approvals. Further details will be announced late in the third quarter of this year. These initiatives and the related annual savings will contribute to Chart’s long-term financial strength,” Mr. Holmes concluded.

Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 12 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

Contact:

Michael F. Biehl
Chief Financial Officer
440-753-1490